EXHIBIT 10.1

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (the “Amendment”) is made as of this 17th day of March, 2010 by and among COMM BANCORP INC., a Pennsylvania business corporation (“Comm Bancorp”), COMMUNITY BANK AND TRUST COMPANY, a Pennsylvania state-chartered banking institution (the “Bank”) and SCOTT A. SEASOCK, an adult individual and resident of the Commonwealth of Pennsylvania (“Executive”) to amend that certain Executive Employment Agreement dated July 1, 2001 by and among Comm Bancorp, the Bank and the Executive (the “Executive Agreement”).

WITNESSETH:

WHEREAS, Comm Bancorp and the Bank each desire the Executive to continue to serve as its Executive Vice President and Chief Financial Officer under the terms and conditions of the Executive Agreement but as amended hereby; and

WHEREAS, the Executive desires to continue to serve Comm Bancorp and the Bank in an executive capacity under the terms and conditions set forth in the Executive Agreement but as amended hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. Amendments. The Executive Agreement is hereby amended as follows:

A. Paragraph 1 entitled “Term of Employment” shall be deleted in its entirety and the following new paragraph substituted in its place:

TERM OF EMPLOYMENT. Comm Bancorp and the Bank each employ the Executive and the Executive accepts employment with them for an initial period of three (3) years beginning on the 17th day of March 2010, and ending on the 16th day of March, 2013 subject, however, to one-year automatic extensions at the end of each one (1) year period so that this Agreement “evergreens” so as to have a constant three (3) year term as of the end of each contract year unless either Comm Bancorp, the Bank or Executive gives the other written notice at least six (6) months prior to the expiration of the then current contract year of their intention not to extend this Agreement (subject to Paragraph 10 hereof), and also subject to prior termination of this Agreement as set forth below.

B. Subparagraph 4.A.1. entitled “Annual Salary” shall be deleted in its entirety and the following new paragraph substituted in its place:

ANNUAL SALARY. As compensation for services rendered under this Agreement, the Executive shall be entitled to receive an annual salary of $155,000.00 per year, payable in substantially equal bimonthly installments (or such other more frequent intervals as may be determined by the Board of Directors as payroll policy for senior executive officers) prorated for any partial employment period. The annual salary shall be reviewed by the Board of Directors prior to each calendar year of this Agreement beginning January 1, 2011 and shall be adjusted based on performance, but no less than the latest annual Northeast Region Consumer Price Index percentage rate. The increase in annual salary shall be communicated to the Executive on or before February 28th and shall be effective as of January 1 of each year. In no event shall the annual salary be decreased.

C. Subparagraph 5.A. entitled “Employee Benefit Plan” shall be deleted in its entirety and the following new paragraph substituted in its place:

EMPLOYEE FRINGE BENEFITS. The Executive shall be entitled to participate in and to receive benefits under all employee benefit plans (e.g. matching 401-K plan, health insurance, salary continuation plan, supplemental retirement plan, split-dollar life insurance plan) provided to other executive level employees of either Comm Bancorp or the Bank, but it is not the parties intention to create duplicate entitlements. The Executive may select which plan in which to participate if duplicate plans are available. Comm Bancorp and the Bank agree to provide the Executive with traditional Blue Cross/Blue Shield health insurance coverage for the Executive, his wife and minor children at Comm Bancorp and the Bank’s sole expense.

D. The paragraph 9.B. entitled “Disability” shall be deleted in its entirety and the following paragraph submitted in its place:

DISABILITY. Disability shall mean 1) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or 2) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

E. Paragraph 9.D. entitled “Health and Good Reason” shall be deleted in its entirety and the following paragraph submitted in its place:

HEALTH AND GOOD REASON. The Executive may terminate his employment hereunder (1) if he becomes subject to a disability as defined in paragraph 9.B. or (2) for Good Reason. The term “Good Reason” shall mean (i) any assignment to the Executive, without his consent, of any duties other than those specifically contemplated by paragraph 2 hereof, (ii) any removal of the Executive from or any failure to re-elect the Executive to any of the positions indicated in paragraph 2 hereof, except in connection with termination of the Executive’s employment for Cause, (iii) failure of either Comm Bancorp or the Bank, as the case may be, to comply with paragraph 5 hereof, and (iv) any other material breach of either Comm Bancorp or the Bank of this Agreement.

Executive shall within ninety (90) days of the occurrence of any of the foregoing events constituting Good Reason, provide notice to Comm Bancorp and the Bank of the existence of the condition and provide Comm Bancorp and the Bank thirty (30) days in which to cure such condition. In the event that Comm Bancorp and Bank do not cure the condition within thirty (30) days of such notice, Executive may resign from employment and give notice in writing to Comm Bancorp and the Bank and the provisions of paragraph 10.B. of this Agreement shall apply.

F. A new paragraph 9.E. shall be added as follows:

CHANGE OF CONTROL. Within two years of a change of control as defined in paragraph 11, Executive may terminate employment and collect benefits under paragraph 10.B.

G. Paragraph 10 entitled “Payments upon Termination/Non-Extension” shall be deleted in its entirety and the following new paragraph substituted in its place:

PAYMENTS UPON TERMINATION/NON-EXTENSION

A. FOR CAUSE. If the Executive’s employment shall be terminated for Cause pursuant to paragraph 9.C., Comm Bancorp and the Bank shall pay the Executive his full Annual Salary through the date of termination at the rate in effect at the time of termination (e.g. reimbursements and the value of his accrued but unused fringe benefits), and neither Comm Bancorp nor the Bank shall have further obligations to the Executive under this Agreement, except Executive shall receive all other vested employee benefits to which Executive may be entitled when due and payable.

B. UNILATERAL, DEATH, DISABILITY AND GOOD REASON TERMINATION. If the Executive’s employment by either Comm Bancorp or the Bank is terminated (other than pursuant to paragraph 9.C), or if the Executive shall terminate his employment for Good Reason or if the Executive’s employment shall be terminated because of death or disability, then Comm Bancorp and the Bank shall pay the Executive (or his estate in the case of death) within thirty (30) days of such termination date, the lump sum equivalent (without discounting for present value) of thirty-six (36) months of his full Annual Salary, plus any other amounts owing to Executive at the time of termination (e.g. reimbursements and the value of his accrued but unused fringe benefits), including benefits payable under paragraph 5. The parties agree that Comm Bancorp and the Bank may fund these obligations through the purchase of appropriate insurance policies; in which case, the payment to the Executive or his estate, as the case may be, shall be at the time of the receipt of the applicable insurance policy proceeds by Comm Bancorp or the Bank, as the case may be.

If Executive terminates his employment as a result of a Change of Control under Paragraph 9.E or if Executive’s employment is terminated by the successor in interest as a result of a change of control, then the Bank and Comm Bancorp shall pay to the Executive, the Executive’s Annual Salary for thirty six (36) months from the date of termination. In addition, the Bank and Comm Bancorp shall continue to provide long-term disability and medical benefits throughout such period of time that a payment is made under this sub-paragraph 10.B. In the event that Comm Bancorp and the Bank are unable to continue to provide such benefits because the Executive is no longer an employee, then Comm Bancorp and the Bank shall provide the Executive a payment in an amount necessary to reimburse Executive for the monthly payments made by him to obtain substantially similar benefits. Executive shall receive all other vested employee benefits to which Executive may be entitled when due and payable. All other employee fringe benefits shall cease under the terms provided in the respective plans.

C. NON-EXTENSION OF AGREEMENT. In the event Comm Bancorp and/or the Bank gives written notice that this Agreement will not be renewed, the Executive shall be entitled at his sole option and discretion to terminate his employment and shall thereupon receive a severance payment equivalent to thirty-six (36) months of his then current Annual Salary plus such vested employee benefits to which Executive may be entitled when due and payable, and neither Comm Bancorp nor the Bank shall have further obligations to the Executive under this Agreement

D. MAXIMUM SEVERANCE PAYMENT. Notwithstanding any provision set forth to the contrary, Comm Bancorp and the Bank shall in no case be liable to Executive for any amount in excess of thirty-six (36) months of Executive’s Annual Salary plus such benefits as listed in paragraphs 10.B or 10.C, and the same shall represent the maximum severance payment or benefit to Executive for termination under paragraphs 10.B and 10.C above.

H. A new paragraph 10.E. shall be added as follows:

SPECIFIED EMPLOYEE. If when the Executive’s employment terminates, the Executive is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), then despite any provision of this Agreement or other plan or agreement to the contrary, the Executive will not be entitled to the payments until the earliest of: (a) the date that is at least six months after the Executive’s separation from service (within the meaning of Code Section 409A) for reasons other than the Executive’s death, (b) the date of the Executive’s death, or (c) any earlier date that does not result in additional tax or interest to the Executive under Code Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum with any remaining payments to commence in accordance with the terms of this Agreement or other applicable plan or agreement.

2. REAFFIRMATION OF EXECUTIVE AGREEMENT. All of the other terms and conditions of the Executive Agreement remain unchanged and are hereby ratified and affirmed by the Bank and the Executive except to the extent that they may be inconsistent with this Amendment. When this Amendment is executed by the parties hereto, it shall become part of the Executive Agreement and shall have the same force and effect as if the terms and conditions hereof were originally incorporated into the Executive Agreement.

3. GOVERNING LAW. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the United States of America

IN WITNESS WHEREOF, the parties have signed and sealed this Agreement the day and the year first above written.

ATTEST:

COMM BANCORP, INC.

/s/ John P. Kameen

By: /s/ William F. Farber, Sr.

William F. Farber, Sr., Chairman, President
Title:

and Chief Executive Officer

ATTEST:

COMMUNITY BANK & TRUST COMPANY

/s/ John P. Kameen

By: /s/ William F. Farber, Sr.

William F. Farber, Sr., Chairman, President
Title:
and Chief Executive Officer

WITNESS

EXECUTIVE

/s/ John P. Kameen

/s/ Scott A. Seasock

Scott A. Seasock

6